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                                  EXHIBIT 4.3


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                            STEWART FINANCE COMPANY

                         FORM OF SUBORDINATED DEBENTURE

                            (FORM USED AFTER 4/1/98)

                                 $
                                  -------------

STEWART FINANCE COMPANY, a Georgia corporation (the "Company"), is indebted and, for value received, promises to pay to _____________ on _________ (the "Due Date"), (unless this Debenture shall have been sooner called for redemption as herein provided), upon presentation of this Debenture, $_____________ ("the Principal Amount") and to pay interest on the Principal Amount at the rate of _______ % per annum, calculated on a simple interest basis, as provided herein.

The Company covenants, promises and agrees as follows:

1. INTEREST. Interest which shall accrue on the Principal Amount shall be payable on the first day of each month in each calendar year until the Principal Amount and all accrued and unpaid interest shall have been paid in full. If this Debenture shall be issued on a date other than the first day of a calendar month, the interest payable shall be prorated based upon the number of days of such calendar month period during which this Debenture shall have been issued and outstanding. All accrued and unpaid interest shall be payable on the Due Date. The first payment of interest shall be made on __________________. All payments of principal and interest or principal or interest shall be made at the principal office of the Company, 610 Sibley Avenue, Union Point, Georgia, or at such other place in Union Point, Georgia as may be designated by the Company as its principal office.

2.       REDEMPTION.

         2.1 This Debenture is subject to redemption at the option of the Company in whole or in part prior to the Due Date at any time and from time to time without penalty or premium. The Company may exercise its right to redeem this Debenture prior to maturity by giving notice (the "Redemption Notice") thereof to the holder of this Debenture as it appears on the books of the Company, which notice shall specify the terms of redemption (including the place at which the holder of the Debenture may obtain payment), the principal amount of the Debenture to be redeemed (the "Redemption Amount") and shall fix a date of redemption (the "Redemption Date").

         2.2 On the Redemption Date, the Company shall pay all accrued and unpaid interest on the Debenture up to and including the Redemption Date and shall pay to the holder hereof a dollar amount equal to the Redemption Amount.

3.       DEFAULT.

         3.1 The entire unpaid and unredeemed balance of the Principal Amount and all interest accrued and unpaid on this Debenture shall, at the election of the holder, be and become immediately due and payable upon the occurrence of any of the following events (a "Default Event"): (a) the nonpayment by the Company when due of principal and interest or principal or interest as provided in this Debenture; (b) if the company (i) applies for or consents to the appointments of, or if there shall be a taking of possession by, a receiver, custodian, trustee or liquidator for the Company or any of its property; (ii) becomes generally unable to pay its debts as they become due, (iii) makes a general


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         assignment for the benefit of creditors or becomes insolvent, or (iv)
         files or is served with any petition for relief under the federal Bankruptcy Code or any similar federal or state statute.

         3.2 No failure or delay by the holder hereof to insist upon the strict performance of any term of this Debenture or to exercise any right, power or remedy consequent upon a default hereunder shall constitute a waiver of any such term or of any such breach, or preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Debenture, the holder hereof shall not be deemed to waive the right either to require payment when due of all other amounts payable under this Debenture, or to declare a default for failure to effect such payment of any such other amount.

4. TRANSFER. This Debenture may not be transferred without the Consent of the Company, which the Company has no obligation to grant, except pursuant to (i) a bona fide gift or other transfer to or for the benefit of the spouse or direct lineal descendants of the holder, or
         (ii) a pledge as security for a bona fide indebtedness of the holder incurred with the intention of repayment in accordance with the provisions thereof; provided, however, that no transfer of this Debenture may be made to any person who is not a bona fide resident of Georgia, and unless such transfer has been registered under the Georgia Code or unless the Company has received an opinion of its counsel or other evidence satisfactory to counsel to the Company to the effect that such registration is not required because an exemption from such registration is available. The Company shall be entitled to treat any holder of record of the Debenture as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in this Debenture in the name of any other person, whether or not is shall have express or other notice thereof, save as expressly provided by the laws of the State of Georgia.

5.       SUBORDINATION.

         5.1 The Company covenants and agrees, and each holder of this Debenture, by acceptance hereof, covenants and agrees, that the payment of the principal of and interest on this Debenture is expressly subordinated, only to the extent and in the manner hereinafter set forth, in right of payment of the principal of and interest on all Senior Secured Indebtedness (as hereinafter defined) of the Company. The Senior Secured Lender is including but not limited to FINOVA Capital Corporation, or its successors thereto. "Senior Secured Indebtedness," for the purposes hereof, shall mean all present and future debts and obligations of the Company of any kind, secured or unsecured, due or to become due, direct or indirect, jointly or independently owed by the Company for borrowed money (hereinafter a "Lender") and the guaranty of such indebtedness.

         5.2 In the event of any dissolution, winding-up (other than a merger, consolidation or share exchange), liquidation or reorganization of the Company (in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise) or in the event of any default in the payment of any Senior Secured Indebtedness as to which default the holder thereof shall have given the Company notice (hereinafter "a proceeding"), then all principal of, premium and interest on, the Senior Secured Indebtedness shall first be paid in full before the holder of this Debenture shall be entitled to receive any payment or distribution in respect of the principal of or interest on this Debenture (other than a distribution of securities the right to payment of which is, at least to the same extent as the right to payment of this Debenture, subordinated to the prior payment or provision for payment in full of all Senior Secured Indebtedness then outstanding). In any such proceeding, any payment or distribution of any kind or character, whether in cash, securities or other property, to which the holder of the Debenture would be entitled if this Debenture were not so subordinated to the Senior Secured


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         Indebtedness shall be paid by the liquidating trustee, agent or other person making such payment to the holders of the Senior Secured Indebtedness for application to the payment of the Senior Secured Indebtedness remaining unpaid until such Senior Secured Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Secured Indebtedness. To the extent that the holders of Senior Secured Indebtedness have received payments which, but for the provisions of this Section 5, would have been paid to the holder of this Debenture, then, upon payment in full of the Senior Secured Indebtedness, the holder of this Debenture shall be subjugated to the rights of the holders of the Senior Secured Indebtedness to receive payments of distributions for cash, property or securities of the Company applicable to the Senior Secured Indebtedness until the principal of and interest on this Debenture shall be paid in full. For purposes of such subrogation, no such payments or distributions to the holders of the Senior Secured Indebtedness, which but for the provisions hereof, would have been payable or distributable to the holder of this Debenture, shall, as between the Company, its creditors (other than the holders of the Senior Secured Indebtedness) and the holder of this Debenture, be deemed to be a payment by the Company to or on account of this Debenture.

         5.3 The holders of any Senior Secured Indebtedness may, at any time and from time to time, without the consent of or notice to the holder of this Debenture, without incurring responsibility to the holder of this Debenture and without impairing or releasing the obligations of the holder of this Debenture to the holders of the Senior Secured Indebtedness, change or extend the time of payment of, or renew or alter, any Senior Secured Indebtedness, or otherwise amend in any manner any agreement pursuant to which Senior Secured Indebtedness shall have been issued and exercise or refrain from exercising any rights against the Company and any other person.

         5.4 No holder of Senior Secured indebtedness shall be prejudiced in its right to enforce subordination of this Debenture by any act or failure to act by the Company or any other person in the custody of the assets or property of the Company.

         5.5 The provisions of this Section 5 regarding subordination are solely for the purpose of defining the relative rights of the holders of Senior Secured Indebtedness on the one hand and the rights of the holder of this Debenture on the other hand, and none of such provisions shall impair, as between the Company and the holder of this Debenture, the obligation of the Company, which is unconditional and absolute, to pay to the holder of this Debenture the principal of and interest on this Debenture in accordance with its terms, and no such provisions shall prevent the holder of this Debenture from exercising all remedies otherwise permitted by applicable law.

6. NON-RECOURSE PROVISIONS. Notwithstanding anything to the contrary, the indebtedness evidenced by this Debenture shall be the obligation of the Company and, none of the Company's officers, directors, shareholders, or agents or employees shall have any liability for payment of the Debenture. Debenture holders shall seek no personal judgment against any of the Company's officers, directors, shareholders, agents or employees, as the case may be, and such persons shall have no personal liability for payment of the indebtedness evidenced by the Debenture.

7. GOVERNING LAW. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, or, where applicable, the laws of the United States.

THIS DEBENTURE IS NOT A BANK DEPOSIT NOR A BANK OBLIGATION AND IS NOT INSURED OR GUARANTEED BY ANY STATE OR FEDERAL AGENCY.